                                                                   Exhibit 10.55

                        EXCLUSIVE DISTRIBUTION AGREEMENT

     This Exclusive Distribution Agreement is entered into as of August 12, 1997 (the "Effective Date") between Pacific Pharmaceuticals, Inc., a Delaware corporation ("Pacific") and Steri-Oss Inc., a Delaware corporation ("Distributor").

                                 R E C I T A L S

     A. Pacific has developed and will manufacture, or will have manufactured for it, disposable test kits to assist dental practitioners with the diagnosis and monitoring of the treatment of periodontitis based on the identification of aspartate aminotransferase, marketed as the Periodontal Tissue Monitor (the "PTM Kits");

     B. Distributor is engaged, among other things, in the distribution of dental implants and similar devices to dental professionals throughout the world; and

     C. Pacific and Distributor desire to arrange for the purchase of PTM Kits by Distributor and certain other matters, upon the terms and subject to the conditions of this Agreement.

     IN CONSIDERATION of the covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pacific and Distributor agree as follows:

     1. APPOINTMENT AS EXCLUSIVE DISTRIBUTOR. Pacific hereby grants to Distributor the exclusive right to market, distribute and sell the PTM Kits in the Territory (as that term is defined herein). Except as may otherwise be permitted by this Agreement, during the term of this Agreement Pacific shall not (i) appoint or engage any other distributor, agent or sales representative in the Territory with rights to sell or distribute the PTM Kits, or (ii) sell, distribute or otherwise deliver PTM Kits in the Territory or to customers in the Territory. Pacific shall use its best efforts to prevent its distributors or sales agents outside the Territory from selling or distributing PTM Kits to customers in the Territory, directly or indirectly. Distributor shall not sell the PTM Kits to any person outside the Territory or to any person who Distributor has reason to believe plans to re-sell the PTM Kits outside the Territory.

     2. TERRITORY; RIGHT OF FIRST REFUSAL. As used in this Agreement, the term "Territory" shall mean the entire world, except the countries of Europe, including the former Comecon countries, and Japan (the "Excluded Territory"), it being understood and agreed that Pacific has entered into distribution arrangements with others for the distribution of the PTM Kits in the Excluded Territory. In the event that distribution rights for any portion of the Excluded Territory become available during the term of this Agreement, Pacific shall, within 30 days of the date on which such rights become available, offer such distribution rights to Distributor in writing on

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substantially the terms set forth in this Agreement. The offer shall be accompanied by sufficient information, if available, about sales in the offered territory, including sales volume by quarter, average sales price, and customer and market information. Distributor shall have 20 days from receipt of the notice to declare its intent to accept the offer; if Distributor does not accept the offer within that time period, then Pacific may offer the rights to others, provided such offer is on no more favorable terms than those rejected by Distributor.

     3.   MAINTENANCE OF EXCLUSIVITY.

          3.1 MINIMUM QUANTITIES. In order to maintain the exclusivity of the distribution rights granted herein, during each Contract Year (as that term is defined below) Distributor shall order and take delivery of the minimum quantities of PTM Kits set forth in the table below, except as provided in
Section 5.2. The quantities set forth are based on ten tray kits, and will be adjusted accordingly to the extent five tray kits are ordered.

          Contract Year       Minimum Quantity of PTM Kits
          -------------       ----------------------------
                 1                          *
                 2                          *
                 3                          *
                 4                          *
                 5                          *

          3.2 CALCULATION OF MINIMUM QUANTITIES.   In the event that Distributor
does not order and take delivery of the minimum quantity during a Contract Year, Distributor may nevertheless maintain exclusivity if the PTM Kits ordered and delivered during any preceding Contract Year that exceeded the minimum for such Contract Year, when added to the PTM Kits ordered and delivered during the current year, exceed the minimum quantity for the current year. With respect to the first two Contract Years only, Distributor may satisfy the minimum quantity if the average quantity of PTM Kits ordered during the first two Contract Years exceeds the average minimum quantity required for such two Contract Years. In the event Distributor fails to order the minimum quantity during any Contract Year, after applying the foregoing principles, this Agreement shall remain in full force and effect, but Distributor's rights hereunder shall become non-exclusive and Pacific shall have the right to appoint other distributors and sales agents for the sale of the PTM Kits, so long as the price and terms afforded such additional distributors or sales agents are no more favorable than the terms specified herein.

          3.3 DEFINITION OF CONTRACT YEAR. As used in this Section, the term "Contract Year" shall mean the period of twelve months commencing on the later to occur of (a) October 1, 1997, or (b) the first day of the calendar month following the Launch Date (as that term is defined in Section 6.1 hereof), and each succeeding twelve month period. If Distributor is unable to market the PTM Kits in the United States for any reason beyond its control, then the commencement of the first Contract Year shall be delayed until Distributor is able to market the PTM Kits.
                                        2

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities & Exchange Commission.

     4. REGULATORY MATTERS. Pacific shall complete follow-up notifications for Pre-Market Approval of the PTM Kits under the U.S. Food, Drug and Cosmetics Act, to extend product shelf life to eighteen months, document manufacturing protocols and file labeling changes. Distributor shall be responsible for satisfaction of regulatory requirements in any other jurisdiction in which it proposes to market the PTM Kits.

     5.   TERMS OF SALE.

          5.1 PRICING. Except as provided below, the price for the PTM Kits during the term of this Agreement shall be $ * per ten tray kit and $ * per five tray kit. If, after the first anniversary of the Launch Date, Pacific determines in good faith that the costs to manufacture the PTM Kits have increased over the manufacturing costs as of the Launch Date, Pacific may propose a price increase per kit up to * % over the current price at which the PTM Kits are sold to Distributor, provided such proposal is accompanied by a reasonably detailed calculation of the increased manufacturing costs (on a percentage increase basis.) Price increases may be proposed by Pacific no more than once in any twelve month period. Any price increase under this section shall become effective 60 days after written notice and accompanying documentation. All payments to Pacific by Distributor shall be in U.S. dollars, by wire transfer to a bank designated by Pacific, exclusive of any taxes imposed by or under the authority of any government or public authority, for which Distributor shall be solely responsible.

          5.2 ORDERING AND DELIVERY. Distributor shall place its first order within 60 days of the Effective Date. Distributor shall place orders for the PTM Kits on its standard written form of purchase order at least 60 days in advance of expected Delivery (as that term is defined below), specifying the quantity of five-tray kits and the quantity of ten tray kits. The minimum order shall be 1000 units of ten tray kits, or 2000 units of five tray kits, or any equivalent combination of these two configurations. Pacific shall fill orders by delivery of the PTM Kits within 60 days of receipt of a valid purchase order. In the event Pacific fails to fill any order within such 60 day period, Distributor shall not be required to order and take delivery of specified quantities of PTM Kits in order to maintain exclusivity as provided in Section 3 or to maintain the right of first refusal as provided in Section 12. Pacific shall notify Distributor as soon as practicable of any anticipated delays in scheduled product deliveries. Payment for all orders shall be made by Distributor to Pacific within 30 days of the receipt by Distributor of Delivery. If Distributor pays Pacific the full purchase price for any order at the time it places the order, Pacific will provide Distributor with additional PTM Kits with a value equal to 5% of the amount of the purchase order, with no additional payments required in connection with such additional PTM Kits. Title and risk of loss shall pass to Distributor upon delivery of the PTM Kits to a common carrier designated by Distributor (the "Delivery"). All taxes and duties arising from the sale of the PTM Kits to Distributor shall be for the account of Distributor, and Distributor shall bear the sole responsibility for the collection and payment of any sales, use or other taxes payable in connection with the resale of the PTM Kits. The failure of Pacific to deliver any order or part thereof shall not be a breach of the entire agreement, and shall not relieve Distributor of its obligation to pay for any prior or subsequent order.

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities & Exchange Commission.

          5.3  FORECASTS.    At 90 day intervals during the term of this
Agreement Distributor shall furnish Pacific with a good faith written estimate of projected purchases during the ensuing 90 days. Such estimates shall be for the sole purpose of allowing Pacific to schedule manufacturing and purchases of raw materials, and shall not obligate Distributor in any way. Pacific shall use its best efforts to meet each order for the PTM Kits placed by Distributor on or before the requested shipment date.

          5.4  PRODUCT REJECTION.     Any PTM Kits delivered to Distributor by
Pacific which do not conform to the specifications furnished by Pacific shall be promptly replaced by Pacific. If replacement cannot be accomplished within 60 days of the original requested delivery date, any prepayments made toward the original order will be promptly refunded by Pacific.

          5.5 BONUS PTM KITS. Distributor shall be entitled to receive a bonus (in the form of PTM Kits) based on kits ordered and delivered during each Contract Year. For each Contract Year in which Distributor orders, and Delivery is made in respect of, at least the number of PTM Kits set forth as the "Bonus Threshold" in the table below (which is based on ten tray kits, and will be adjusted accordingly to the extent five tray kits are ordered), Pacific shall deliver to Distributor, within 30 days after the end of the Contract Year, with no payments due to Pacific by Distributor in respect of such bonus, a quantity of additional PTM Kits determined in accordance with the following table:

                                                      Bonus Units
     Contract Year       Bonus Threshold     (Percentage of PTM Kits Ordered)
     -------------       ---------------     --------------------------------

          1                     *                           10%
          2                     *                           10%
          3                     *                           12%
          4                     *                           12%
          5                     *                           15%

     6.   DUTIES AND COVENANTS OF DISTRIBUTOR.

          6.1 PRODUCT LAUNCH AND PROMOTION. Upon the later of (i) October 1, 1997, or (ii) receipt of the initial product order as described in Section 5.2 (the later to occur of (i) and (ii) above being referred to herein as the "Launch Date"), Distributor shall plan and promote a launch of the product line, which shall include advertising, trade show participation, publicity, and the development of educational and marketing materials relating to the PTM Kits. Distributor shall use its best efforts to actively and diligently promote the sale of the PTM Kits within the Territory and shall expend amounts for promotion and marketing of the PTM Kits comparable to amounts expended by Distributor with respect to its other successful product lines.

          6.2 COMPLIANCE. Distributor shall comply in all material respects with all

* This material has been omitted pursuant to a request for confidential treatment. The material has been filed with the Securities & Exchange Commission.

applicable laws, regulations or orders of any and all governmental authorities with respect to the marketing and distribution of the PTM Kits. Distributor agrees that it will not directly or indirectly do any act or thing which will constitute a violation by Distributor or Pacific of any applicable laws or regulations, and will hold Pacific harmless from any such violations caused by Distributor.

          6.3 ASSISTANCE. Distributor shall furnish such assistance as Pacific may reasonably request, at Pacific's expense, to enable Pacific to defend against any claims of third parties that may be threatened or filed against Pacific or its affiliates relating to the sale or use of any of the PTM Kits, or that Pacific or its affiliates may assert against third parties relating to the sale or use of any of the PTM Kits in the Territory.

          6.4 PRODUCT RECALLS. Distributor shall assist Pacific, at Pacific's request and expense, in recall of any of the PTM Kits sold pursuant to this Agreement. Pacific shall bear all costs of shipping the recalled PTM Kits and any replacement or repaired kits resulting from such recall, except to the extent that such recall is due to any act or omission of Distributor which materially contributed to the cause of the product recall, in which case Distributor shall bear the expense in proportion to its relative fault. If a product recall is initiated, Distributor shall be excused from compliance with the minimum quantity requirements set forth in Section 3 for the Contract Year in which the recall occurs, unless the recall was due to an act or omission of Distributor.

          6.5 COMPLAINTS. Distributor shall notify Pacific promptly after Distributor becomes aware of any customer complaints concerning, or adverse patient reactions to, the PTM Kits or the associated procedures, and any liability claims regarding the PTM Kits, in order that Pacific can resolve the problem and make any required notification to the U.S. Food and Drug Administration. In the event that any such notification is required by regulatory agencies in other countries within the Territory, Distributor shall make any such notifications.

          6.6  PACKAGING.   Distributor shall design the packaging and label for
the PTM Kits at its expense, and shall bear any additional direct manufacturing costs that result from the new package and label. The packages will bear Distributor's private label; provided, however, that all packaging and labeling shall be approved in advance by Pacific, which approval shall not be unreasonably withheld, and will also include the phrase "A product of and manufactured by Pacific Pharmaceuticals, Inc." on the outer package, instructions for use, individual tray and, if space allows, on the test strip/pouch.

          6.7 THIRD PARTY REIMBURSEMENT. Distributor shall use its best efforts to arrange for eligibility for third party reimbursement for the PTM Kits from major medical insurance carriers, health maintenance organizations and governmental health plans.

          6.8 REPORTS. During the term of this Agreement Distributor shall provide Pacific with quarterly sales reports, within 45 days of the end of each calendar quarter,

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summarizing sales of PTM Kits during such quarter, and specifying sales by country or sub-distributor.

     7.   DUTIES AND COVENANTS OF PACIFIC.

          7.1 COMPLIANCE. Pacific shall ensure that all PTM Kits are traceable by lot or batch and that the PTM Kits are manufactured, packaged, labeled and sold to Distributor in accordance with all applicable laws, rules and regulations. Pacific shall comply in all material respects with all laws, regulations or orders of any and all governmental authorities within the United States and shall use best efforts to comply in all material respects with all laws, regulations or orders of any governmental authorities outside the United States. Pacific agrees that it will not directly or indirectly do any act or thing which will constitute a violation by Distributor or Pacific of any applicable laws or regulations.

          7.2 OPERATIONS. Pacific shall hold Distributor harmless for any violation of state or federal law relating to Pacific's operations.

          7.3 WARRANTY. Pacific shall warrant that each PTM Kit sold to Distributor under this Agreement shall be free from defects in material and workmanship, and meets specifications set forth in the current pre-market approval documentation at time of delivery.

          7.4 SHELF LIFE; EXPIRATION DATE. The minimum shelf life and expiration date for the initial order of PTM Kits shall be 9 months from date of shipment, with the minimum shelf life and expiration date for all other shipments of 10 months. Following execution of this Agreement, Pacific shall promptly conduct testing to validate a shelf life and expiration date of at least 18 months; upon completion of such testing, the minimum shelf life and expiration date for all subsequent orders shall be 16 months. If Pacific has not achieved 18 month shelf life and expiration date during the first two Contract Years, then at the option of Distributor the minimum order size referred to in
Section 5.2 shall be reduced to 500 ten tray kits or 1,000 five tray kits for such Contract Years. If the 18 month shelf life and expiration date is not achieved by the end of the second Contract Year, then the parties agree to negotiate in good faith toward a reduction in the minimum quantity requirements set forth in Section 3 of this Agreement and the Bonus PTM Kit Thresholds in
Section 5.5 of this Agreement. In the event Distributor purchases PTM Kits with a shelf life and expiration date of 12 months or less, and the expiration date of such PTM Kits passes while held in inventory, or if customers return PTM Kits after the expiration date, then Distributor may return such kits for a product credit (in the form of similar kits) equal to 50% of the purchase price of the PTM Kits.

          7.5 CORRECTIVE ACTION. In the event of any customer complaints or regulatory action concerning the PTM Kits or the associated procedures, Pacific shall take such action as is reasonable necessary to correct the problem or address the regulatory action, and shall promptly furnish Distributor with copies of any correspondence with customers and regulatory agencies. In this regard, Distributor understands that Pacific shall have the right to revise the specifications for the PTM Kit from time to time in order to obtain acceptable performance or to comply with governmental regulations. Pacific shall notify Distributor in advance of any changes that will affect product performance or instructions for use, or that will be noticeable by customers.

     8. REPRESENTATIONS. Pacific and Distributor each represents to the other as follows:

          8.1 CORPORATE STATUS. It is a corporation in good standing under the laws of Delaware, with all necessary corporate power and authority to execute, deliver and perform this Agreement.

          8.2 APPROVAL. The execution, delivery and performance of this Agreement have been approved by all necessary corporate action.

     9.   TERM AND TERMINATION.

          9.1 TERM. This Agreement shall commence on the Effective Date and continue for five Contract Years, unless earlier terminated pursuant to the terms hereof. The terms of this Agreement shall thereafter remain in force for successive terms of five years each. The parties agree to negotiate in good faith toward the determination of minimum purchase quantities and unit prices for any renewal period. After the expiration of the first five-year term of this Agreement, Pacific shall have the right to appoint, on a non-exclusive basis, an additional distributor for the PTM Kits in any country within the Territory in which Distributor does not have sales activity.

          9.2 TERMINATION BY NOTICE. Either party may give the other party written notice of termination of this Agreement if such other party is in material breach of any of its obligations under this Agreement. The termination shall become effective sixty days from the date such notice is given unless, within such sixty-day period, such breach and any intervening breaches have been cured to the reasonable satisfaction of the non-breaching party.

          9.3 AUTOMATIC TERMINATION. Notwithstanding the foregoing, either party may immediately cancel any order and may immediately terminate this Agreement, in whole or in part, (i) upon the filing of any petition in bankruptcy by or against the other party which is not cured or dismissed within sixty days thereafter, (ii) if the other party is ordered or adjudged bankrupt, becomes insolvent or goes into liquidation, or generally fails to pay debts as they become due, (iii) upon appointment of a receiver or custodian of all or a part of the other party's assets by any judicial or governmental procedure, (iv) upon admission of the other party to the benefit of any procedure for the settlement of its debts, or (v) upon seizure of all or a substantial part of the other party's assets by any judicial or governmental procedure.

          9.4 EFFECT OF TERMINATION. Except as otherwise provided for herein, termination of this Agreement shall not release either party hereto from any liability which at the time of termination has already accrued to the other party hereto or which after termination may accrue in respect of any act or omission prior to termination from any obligation which is expressly stated herein to survive termination. Upon the termination or expiration of this Agreement, Distributor (i) shall return to Pacific all property of Pacific in Distributor's possession, including, without limitation, literature, instructions, manuals, brochures, reprints, and marketing materials, and (ii) shall immediately cease the use of any of Pacific's trademarks, tradenames, service marks, or brand names incorporated into the Private Label; provided, however, that Distributor shall be entitled to sell any PTM Kits in inventory or on order, unless Pacific elects to purchase the PTM Kits from Distributor at the current purchase price as determined under Section 5.1. Upon the termination or expiration of this Agreement, Pacific (i) shall return to Distributor all property of Distributor in Pacific's possession, including, without limitation, literature, instructions, manuals, brochures, reprints, and marketing materials, and (ii) shall immediately cease the use of any of Distributor's trademarks, tradenames, service marks, or brand names, including, without limitation, the trade mark "Pocket Watch," and all related logos, designs and symbols.

     10.  INDEMNIFICATION

          10.1 INDEMNIFICATION BY DISTRIBUTOR. Distributor shall indemnify, defend and hold harmless Pacific, and Pacific's officers, directors, employees and agents from and against any and all losses, liabilities, damages and expenses, including, but not limited to, court costs and actual attorneys' fees (collectively, "Losses") suffered or incurred by them as a result of (i) the breach of any of Distributor's duties or covenants under this Agreement, or
(ii) the breach of any of the representations and warranties of Distributor set forth in this Agreement. The foregoing indemnity shall not require payment as a condition precedent to recovery and shall survive termination of this Agreement.

          10.2 INDEMNIFICATION BY PACIFIC.   Pacific shall indemnify, defend and
hold harmless Distributor, and Distributor's officers, directors, employees and agents from and against any and all losses, liabilities, damages and expenses, including, but not limited to, court costs and actual attorneys' fees (collectively, "Losses") suffered or incurred by them as a result of (i) the breach of any of Pacific's duties or covenants under this Agreement, and (ii) the breach of any of the representations and warranties of Pacific set forth in this Agreement, and (iii) any product liability claim relating to the PTM Kits, except to the extent that such claim was due to an act or omission of Distributor which contributed to the cause of such claim. The foregoing indemnity shall not require payment as a condition precedent to recovery and shall survive termination of this Agreement.

     11.  PROPRIETARY RIGHTS, CONFIDENTIALITY, LICENSE.   Distributor
acknowledges that Pacific is the owner of all trade secrets and intellectual property rights relating to the design and manufacture of the PTM Kits, including any improvements or modifications to the PTM Kits. Distributor shall never contest the exclusive right of Pacific to such trade secrets and intellectual property rights. The parties acknowledge that any and all trade secrets, ideas, information, research, methods, improvements, patents, copyrighted material and all other confidential information, and the good will associated with them, owned or developed by one party (the "Disclosing Party") and directly or indirectly revealed to the other party (the "Receiving Party") are, and shall remain, the sole and exclusive property of the Disclosing Party, except that any and all improvements to the PTM Kits, whether or not directly or indirectly caused, suggested, or effected by Distributor, shall be the property of Pacific. All such information and knowledge about the Disclosing Party, its products, services, standards, specifications, procedures and techniques, which are not in the public domain or generally known in the industry, and such information and material as the Disclosing Party may designate in writing as confidential, shall be deemed confidential for purposes of this Agreement. The Receiving Party agrees to keep all such information confidential and to use it only for the purpose and in the manner authorized by the Disclosing Party. Each party agrees that during and after the termination of this Agreement, neither the Receiving Party nor any of its agents or employees shall copy or disclose to any other person or entity, or use for any purpose other than as contemplated by this Agreement, any proprietary or confidential information in contravention of this Section.

     12. RIGHT OF FIRST REFUSAL. For so long as Distributor orders and takes delivery of the minimum quantities of PTM kits described in Section 3 necessary to maintain exclusivity, Distributor shall have the right of first refusal to acquire the PTM Kit product line, and all associated patents, patent applications, improvements, trade secrets, know-how, permits, approvals, and all other property, tangible or intangible, of whatever character, related to the design, manufacturing and production of the PTM Kits (the "PTM Kit Product Line"), and Pacific shall not sell, assign, license, hypothecate, or otherwise transfer such assets nor take any action inconsistent with Distributor's rights under this Section. In the event Pacific proposes to sell or otherwise transfer the PTM Kit Product Line or any portion thereof to any person, firm or entity other than Distributor (and unaffiliated with Pacific), it first shall deliver to Distributor a notice to that effect accompanied by a copy of any third party offer or agreement (the "Offer Notice"), and Distributor shall have the right, exercisable for a period of thirty days following receipt of the Offer Notice (the "Acceptance Period"), to elect in writing to acquire the PTM Product Line, or the portion thereof included in the Offer Notice, upon the terms and for the price therein stated (the "Purchase Election"). Distributor shall then commence negotiations for the acquisition of the PTM Kit Product Line, or portion thereof, within 60 days of delivery of the Purchase Election. If any portion of the consideration recited in the Offer Notice is other than cash, Distributor will have the right to substitute cash equal to the fair market value of the non-cash consideration, as reasonably determined by Distributor. In the event Pacific duly delivers an Offer Notice to Distributor as described in this Section, and Distributor does not elect to acquire the PTM Product Line or the portion thereof offered during the Acceptance Period, then Pacific may sell or transfer the PTM Product Line (or the portion thereof offered) on the terms set forth in the Offer Notice for a period of sixty days following the expiration of the Acceptance Period.

     In addition, for so long as Distributor orders the minimum quantities of PTM kits described in Section 3 necessary to maintain exclusivity, Distributor shall have the right of first refusal to acquire from Pacific any new dental products, product lines or applications developed or owned by Pacific, utilizing the procedure set forth in the preceding paragraph.

     13. ASSIGNMENT. This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld and any such assignment or transfer without such prior written consent shall be null and void and of no force or effect whatsoever; provided, however, that either party may assign this Agreement without the other party's consent in connection with the sale of substantially all of the assets associated with such party's business. A change in control of either party shall not constitute an assignment under this Agreement. In the event that Pacific sells or assigns the PTM Kit Product Line, then this Agreement shall be binding on the purchaser or the assignee, as the case may be, but nothing shall relieve Pacific from its liability under this Agreement.

     14. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive statement of the terms of the understanding between the parties. This Agreement supersedes all prior agreements and understandings concerning its subject matter and may not be amended without further written agreement of both parties. If any provision of this Agreement should be found to be invalid or unenforceable, all of the other provisions shall nonetheless remain in full force and effect to the maximum extent permitted by law.

     15. APPLICABLE LAW. This Agreement shall be construed in accordance with, and all disputes hereunder shall be governed by, the laws of the State of California.

     16. ATTORNEYS' FEES. In any arbitration or proceeding arising hereunder, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, as determined by the court.

     17. ARBITRATION. All disputes arising in connection with this Agreement shall be finally settled by final binding arbitration; provided, however, that nothing contained in this Section 17 shall prevent either party from seeking temporary restraining orders, injunctions, or other equitable relief in any court of competent jurisdiction.. The arbitration shall be held in San Diego County, California, and conducted in accordance with the Commercial Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The arbitrator's fees and costs shall be borne equally between the parties participating in the arbitration.

     18. RELATIONSHIP OF PARTIES. Each party shall be an independent contractor in relationship to the other party hereunder, and this Agreement does not create in any manner or for any purpose whatsoever a principal-agent relationship between Pacific and Distributor. Neither party is authorized to enter into agreements for or on behalf of the other party, create any obligation or responsibility, express or implied, for or on behalf of the other party, accept payment of any obligation due or owed to the other party, accept service of process for the other party, or bind the other party in any manner or thing whatsoever. Neither party shall list, print or display the other party's name in such a manner as to indicate or imply that there is a principal-


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

agent relationship between Pacific and Distributor.

     19. NOTICES. Any notice required or permitted hereunder shall be given in writing by hand delivery, by carrier guarantying overnight delivery, or by facsimile or similar electronic means, addressed to the parties at their respective addresses set forth on the signature page of this Agreement (or such other addresses as they may from time to time designate) and directed to the attention of the president of the recipient. Notice by hand delivery shall be effective upon receipt. Notice by carrier guarantying overnight delivery shall be effective upon the day following delivery of the notice to such carrier. Electronic notice shall be effective upon receipt of confirmation of transmission.

     20. FORCE MAJEURE. The obligations of either party to perform under this Agreement shall be excused if such failure to perform or any delay is caused by acts of God or the public enemy, strikes, civil commotion, riots, war, revolution, fire, explosion, flood, compliance with or other action taken to carry out the intent or purpose of any law or regulation, or any other cause reasonably beyond the control of the party obligated to perform. Upon the occurrence of such an event, the duties and obligations of the parties shall be suspended for the duration of the event preventing proper performance under this Agreement, provided, however, that if such suspension shall continue in excess of sixty days, the parties shall meet and attempt to arrive at a mutually acceptable compromise within the spirit and intent of this Agreement.

     21. WAIVER. Either party's failure to insist, in one or more instances, upon the performance of any term or terms of this Agreement shall not be construed as a waiver or relinquishment of right to such performance or the future performance of such term or terms, and the other party's obligation with respect thereto shall continue in full force and effect.

     22. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and, when executed separately or together, shall constitute a single original instrument, effective in the same manner as if the parties have executed one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been executed by the undersigned authorized representatives of the parties as of the Effective Date stated above.

Address: 22895 East Park Drive                    Steri-Oss Inc.
         Yorba Linda, CA 92687

                                                  By
                                                    ----------------------------

Address: 6730 Mesa Ridge Road, Suite A       Pacific Pharmaceuticals, Inc.
         San Diego, CA 92121

                                                  By
                                                    ----------------------------



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